EXHIBIT 10.41

PERSONAL AND CONFIDENTIAL

February     , 2008

[Employee’s Name]

[Home Street Address]

[Home City, State, Zip Code]

Dear [Name]:

Pacer International, Inc. (together with its successors and assigns, the “Company”), values your continued service as an employee and would like to offer to you the opportunity to participate in a special management retention program on the terms and conditions stated in this letter (the “Program”). The Program would provide you with the enhanced severance benefits described below if, within eighteen (18) months after a “Change in Control,” your employment with the Company or its Subsidiary were terminated either (i) by the Company or such Subsidiary without “Cause” or (ii) by you with “Good Reason” (such terms being defined in Exhibit A).

Accordingly, in consideration of your continued employment with the Company or its Subsidiary, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you, by your signature and acceptance below, hereby agree as follows:

1. Defined Terms. Certain capitalized terms used in this letter have the meanings given to them in Exhibit A attached to this letter.

2. Enhanced Severance Benefit.

(a) Under the Program, if at any time within eighteen (18) months following a Change in Control your employment with the Company or its Subsidiary is terminated either (i) by the Company or such Subsidiary without Cause or (ii) by you with Good Reason, then you will be entitled to receive from the Company as enhanced severance an amount equal to two times your ordinary severance benefit under your employment agreement with the Company or its Subsidiary as in effect immediately prior to the Change in Control, or, if greater benefits inure to you, at the time of such termination of your employment, in either case assuming and subject to the Company’s determination that all conditions for the payment of your ordinary severance benefit under your employment agreement, the Company’s severance policy and this letter have been met. For example, if you have an employment agreement that provides an ordinary severance benefit of twelve (12) months continued payment of your base salary, then under the Program you would be entitled to an enhanced severance benefit of twenty-four (24) months continued payment of your base salary (and no base salary severance benefit would be payable under your employment agreement).

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

(b) Anything contained in this letter or the Program to the contrary notwithstanding, in no event will the enhanced severance benefit payable under the Program exceed an aggregate amount equal to two times your annual base salary in effect immediately prior to the Change in Control, or, if greater, at the time of the termination of your employment. For example:

(i) if you have an employment agreement that provides an ordinary severance benefit of eighteen (18) months continued payment of your base salary, then your enhanced severance benefit under the Program would be capped at twenty-four (24) months continued payment of your annual base salary (and no base salary severance benefit would be payable under your employment agreement); and

(ii) if you have an employment agreement that provides ordinary severance of twenty-four (24) months continued payment of your base salary, then your enhanced severance under the Program would be capped at that twenty-four (24) months of continued payment of your annual base salary (and no base salary severance benefit would be payable under your employment agreement).

(c) The amount of enhanced severance payment under the Program will be calculated using your base salary in effect immediately prior to the Change in Control, or, if greater, at the time of the termination of your employment.

(d) The enhanced severance benefit payable under the Program will be in lieu of your ordinary severance under your employment agreement. The Program does not double or otherwise amend or modify in any way any other rights you may have under your employment agreement. For example, the Program does not enhance or otherwise amend or modify in any way any other termination benefit you may have, such as any right to receive a pro-rata bonus payment, or to continued participation in Company sponsored or provided benefit plans or programs, or to Company payment of insurance premiums or payment or provision of continued fringe benefits.

(e) Anything contained in this letter or the Program to the contrary notwithstanding, if a termination of your employment within eighteen (18) months following a Change in Control would trigger ordinary severance and other termination benefits under your employment agreement with the Company or its Subsidiary that are the same as or greater than what you would be entitled to receive under this letter and the Program, then this letter and the Program shall not apply to such termination and your employment agreement will govern the benefits which you will be entitled to receive.

3. Payments Subject to Withholding; Treatment of Potential Excess “Parachute Payments.”

(a) All payments under the Program will be subject to applicable withholding, F.I.C.A., employment and other similar federal, state and local taxes and contributions required by law to be withheld.

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

(b) Anything contained in this letter or the Program to the contrary notwithstanding, if the payment of all or any part of your enhanced severance benefit under the Program (along with any other payment or benefit includible in the calculation of “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) would render any payments or other benefits to you subject to the excise tax imposed by Section 4999 of the Code, then the enhanced severance payments under the Program shall be reduced to an amount such that the aggregate of such payments under the Program and any other amounts otherwise payable to or benefits to be received by you that are includible in the computation of “parachute payments” does not exceed 2.99 times the “base amount” as defined in Section 280G of the Code. The Company’s independent accountants or attorneys shall be responsible for making this calculation, which shall be binding on the Company and you absent clear or manifest error.

4. Covenants and Conditions for Payment of Severance. The Company’s obligation to pay an enhanced severance benefit under the Program is conditioned upon your compliance with this letter and any and all conditions applicable to your eligibility to receive the ordinary severance benefit under your employment agreement, which may include execution of a settlement and release agreement, return of Company property, compliance with continuing confidentiality, nonsolicitation, noncompetition or other covenants, or any combination thereof.

5. Events that Trigger the Enhanced Severance Payments.

(a) The enhanced severance benefit under the Program is payable to you only if your employment is terminated within 18 months after a Change in Control either (i) by the Company without Cause or (ii) by you with Good Reason. The enhanced severance benefit under the Program will expire on the eighteen (18) month anniversary of a Change in Control. Accordingly, if your employment is terminated after eighteen (18) months following a Change in Control, the enhanced severance benefit under the Program will have expired and will not be payable to you (regardless of the reasons for or circumstances surrounding such termination), but in such case you may still be entitled to the ordinary severance benefit payable under your employment agreement, depending on the reasons for or circumstances surrounding such termination. Similarly, if your employment is terminated before a Change in Control occurs, the enhanced severance benefit under the Program will not apply and will not be payable to you (regardless of the reasons for or circumstances surrounding such termination), but you may be entitled to the ordinary severance benefit payable under your employment agreement, depending on the reasons for or circumstances surrounding such termination.

(b) If you quit, resign, retire or otherwise terminate your employment without Good Reason at any time (whether before or after a Change in Control), or if your employment is terminated by the Company or its Subsidiary for Cause at any time (whether before or after a Change in Control), you will not be entitled to any enhanced severance benefit or payment under this letter or the Program.

6. Death or Disability.

(a) If your employment is terminated due to your death or disability within eighteen (18) months after a Change in Control, the Company will not be obligated to pay any enhanced

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

severance benefit under this letter or the Program. Termination for disability will be determined in accordance with your employment agreement with the Company or its Subsidiary, or, if your employment agreement does not provide for a termination for disability, then your employment will be considered to be terminated due to your disability if the Company or its Subsidiary terminates your employment at any time after you are incapacitated or disabled by accident, sickness or otherwise so as to render you mentally or physically incapable of performing your job responsibilities for any period of ninety (90) consecutive days or for an aggregate of one hundred and eighty (180) days in any period of three hundred and sixty (360) consecutive days.

(b) If you die or become disabled at any time after your employment is terminated while you are receiving or are entitled to receive the enhanced severance benefit under the Program, the Company will pay or continue to pay the enhanced severance benefit to you or your estate or beneficiaries as their interests may appear.

7. Timing of Enhanced Severance Payments. The Company will pay the enhanced severance to which you may be entitled under the Program at the time and in the form as your ordinary severance benefit would have been paid under your employment agreement. For example, if your employment agreement provides that severance benefits be paid in a lump sum, your enhanced severance under the Program will be paid in a lump sum; alternatively, if your employment agreement provides that severance benefits be paid as salary continuation or other installments over time, your enhanced severance under the Program will be paid as salary continuation or other installments over time. Notwithstanding the foregoing provisions of this paragraph 7, if on the date of your termination you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and an exception from Section 409A’s requirements is not available, you may not receive a distribution under the Program until six months after the date of your termination. If you are subject to the restriction described in the previous sentence, you will be paid on the first day of the seventh month after your termination an amount equal to the benefit that you would have been paid during such six-month period absent such restriction.

8. Restrictions on Disclosure of this Agreement’s Terms. This letter describes a special arrangement that is not available to all Company employees. The Company expects you to keep the existence and terms of this letter and the Program in the strictest confidence. Accordingly, you agree that you will keep the existence, terms and content of this letter and the Program strictly confidential and that you will not disclose any aspect of the existence, terms or content of this letter or the Program to any other person, including any current or former employees, agents, consultants or contractors employed or retained by the Company or any of its Subsidiaries; provided, however, that you may disclose the existence, terms and content of this letter and the Program (a) to your spouse, attorney, accountant or tax advisor if such person is first advised of, acknowledges, and agrees to keep the existence, terms and content of this letter and the Program strictly confidential, or (b) as may be necessary in any legal proceeding to which the Company is a party in order to enforce the terms of this letter, or (c) to the extent required by law or court order or subpoena after you have first provided reasonable and prompt notice of such requirement to the Company to enable it to seek appropriate confidential treatment. Your compliance with this paragraph is a condition to the Company’s obligation to pay or to continue to pay the enhanced severance benefit to which you may otherwise be entitled under the Program.

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

9. Effect on any Existing Employment Agreement. Neither this letter nor the Program shall be deemed to alter, amend, modify, supplement or terminate any employment agreement you may have with the Company or its Subsidiary, except for the payment of enhanced severance under the Program in lieu of the ordinary severance payable under your employment agreement as provided in paragraph 2(d) above.

10. No Change to Status as an “At Will” Employee. Neither this letter nor the Program shall be deemed to alter, amend, modify, or change your “at will” employment status. Both you and the Company or its Subsidiary have an absolute right to terminate your employment at any time (subject to compliance with applicable law). Neither this letter nor the Program shall be deemed give you any right or expectation to continue in the employment of the Company or its Subsidiary, nor will the same interfere with the Company’s or its Subsidiary’s right to change or terminate your employment at any time for any reason (subject to compliance with applicable law).

11. General Terms.

(a) Nothing in this letter or the Program creates or shall be construed to create a trust or separate fund of any kind or any fiduciary relationship between the Company or its Subsidiary and you or any other person. Your right to receive payments from the Company under this letter and the Program will be no greater than the right of an unsecured general creditor of the Company.

(b) During your lifetime, your rights under this letter and the Program will be exercisable only by you or, if permissible under applicable law, by your guardian or legal representative. Neither this letter nor the Program confers or shall be deemed to confer any rights or remedies upon any person or entity other than you, the Company and its Subsidiaries and your and their respective successors, permitted assigns, representatives, heirs and estates, as applicable. No right or benefit under this letter or the Program may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than by will or by the laws of descent and distribution. Any purported transfer or encumbrance by you will be void and unenforceable against the Company.

(c) Neither the Company nor any of its Subsidiaries, nor any member of the Board of Directors or any committee of the Board of Directors of the Company or any of its Subsidiaries, nor any officer of the Company or any of its Subsidiaries delegated authority in connection with this letter or the Program will be liable for any action, omission or determination made in good faith by such person or entity with respect to this letter or the Program.

(d) This letter states the entire agreement between you and the Company regarding the Program and supersedes all prior discussions, agreements or understandings on this subject matter. This letter may not be amended or modified except in writing and signed by both the Company and you. Any failure or delay in exercising any right, power or remedy under this

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

letter will not operate as a waiver of that right, power or remedy or of any other right, power or remedy. A party’s waiver of a breach of any provision of this letter by the other party will not operate or be construed as a waiver of any other or subsequent breach by the other party.

If you wish to accept this offer and participate in the Program, please sign the last page of this letter in the space indicated below and return your signed copy no later than March 30, 2008, to the Pacer Legal Department in Jacksonville, Florida.

If you have any questions regarding this letter or the Program, please contact Adriene Bailey, Executive Vice President, Strategy and Organizational Development, at (904) 495-1002.

Sincerely,

Adriene Bailey Executive Vice President, Strategy and Organizational Development

ACCEPTED AND AGREED TO:

Signature: Print Name: Date:

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

EXHIBIT A

Definitions

1.	“Cause” means the occurrence or existence of any of the following events or circumstances:

(a)	your willful misconduct with respect to the business and affairs of the Company or any of its Subsidiaries;

(b)	your willful neglect of your duties or the failure to follow the lawful directions of the Board or more senior officers of the Company or its Subsidiary to whom you report, including the violation of any material policy of the Company or of any of its Subsidiaries that is applicable to you;

(c)	your material breach of any provision of your employment agreement or any other written agreement between you and the Company or any of its Subsidiaries and, if the breach is capable of being cured, your failure to cure that breach within thirty (30) days of receipt of written notice of such breach from the Company or any of its Subsidiary;

(d)	your commission of a felony;

(e)	your commission of an act of fraud or financial dishonesty with respect to the Company or any of its Subsidiaries; or

(f)	your conviction of a crime involving moral turpitude or fraud.

2.	“Good Reason” means the occurrence or existence of any of the following events or circumstances:

(a)	any reduction in the annual base salary, target bonus percentage or opportunity, employee benefits or fringe benefits required to be provided to you under your employment agreement with the Company or its Subsidiary, provided that you notify the Company, in writing, of such reduction and, if such reduction is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of such written notice;

(b)	any material reduction in your position, title, duties, reporting responsibilities or authorities; provided that you notify the Company, in writing, of such material reduction and, if such material reduction is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of such written notice;

(c)	any material breach by the Company of its obligations to you under any employment or other written agreement between the Company and you and, if such breach is capable of being cured, the Company’s failure to cure the same within 30 days after the Company’s receipt of written notice of such breach from you; or

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

(d)	the Company’s requirement that you relocate your principal office or place of employment with the Company or its Subsidiary to a location that is more than fifty (50) miles from the present location of your principal office.

3.	“Change in Control” means the occurrence or existence of any of the following events or circumstances:

(a)	any “person” or any “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), but excluding the Company, any Subsidiary of the Company and any employee benefit plan of the Company or any of its Subsidiaries, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities representing 50% or more of the total combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”);

(b)	the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company, or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise), or the sale or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company (any of the foregoing events being referred to herein as a “Business Combination”), unless such Business Combination also constitutes a Non-Control Transaction (as defined below);

(c)	individuals constituting the Board as of February 5, 2008 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (or the board of directors or similar governing body of the surviving entity or its ultimate parent company in the case of a merger, consolidation or reorganization of the Company whose principal purpose is to change the Company’s state of incorporation, form a holding company or effect a similar reorganization as to form); provided, however, that any individual whose election to the Board, or whose nomination for election to the Board by the Company’s shareholders, was approved or recommended by at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board unless such individual’s initial assumption of office occurs as a result of either an actual or threatened proxy contest relating to the election of directors (including by way of consent solicitation); or

(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019

PERSONAL AND CONFIDENTIAL

[Name]

February ___, 2008

4.	“Non-Control Transaction” means any Business Combination immediately following which both of the following conditions are satisfied:

(a)	more than 50% of the total combined voting power of the Voting Securities of the corporation or other entity resulting from such Business Combination (including a corporation or other entity that acquires all or substantially all of the assets of the Company or that beneficially owns, directly or indirectly, 100% of the Company’s Voting Securities) or the ultimate parent company thereof is represented by shares that comprised Voting Securities of the Company immediately prior to such Business Combination (either by remaining outstanding or by being converted), and such voting power is in substantially the same proportion as the voting power of such Voting Securities of the Company immediately prior to such Business Combination; and

(b)	at least a majority of the members of the board of directors or equivalent governing body of the corporation or other entity resulting from such Business Combination or the ultimate parent company thereof were members of the Incumbent Board at the time of the Board’s approval of the initial agreement providing for such Business Combination.

5.	“Subsidiary” of the Company means any entity, domestic or foreign, of which not less than 50% of the outstanding shares or other equity interests normally entitled to vote for the election of directors or equivalent governing body are owned or controlled, directly or indirectly, by the Company, whether or not such entity now exists or is hereafter organized or acquired.

One Independent Drive, Suite 1250, Jacksonville, FL 32202, Tel. 904-485-1000, Fax 904-485-1019